FOREIGN TRADE AND ECONOMIC COOPERATION BUREAU OF XIANYANG


                       (OFFICIAL DOCUMENT NUMBER: 1996 79)
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RE: CHANGE OF PARTNER OF XIANYANG YONGXIN ELECTRONICS CO.

Xianyang Yongxin Electronics Co. Ltd.:

Your reporting document (No. 1996, 084) has been reviewed. The reply is as follows:

1. It is to approve that Tomei Trading Co. Ltd. transfers all its 80% shares in the joint venture - Xianyang Yongxin Electronics Co. Ltd. to Asia Electronics Holding Co. Ltd., a British Virgin Island company, who, after the transfer, will assume all the rights and liabilities that the withdrawing party had in the joint venture.

2. The total investments and registered capital will not change after the transfer. The term of the joint venture is 30 years from the date of the original Business License issuance.

3. There will be a five-people Board of Directors in Xianyang Electronics Co. Ltd. with four Chinese Directors and one foreign Director. The Chairman of Board will be a person from the Chinese partner, and Vice Chairman will be a person from foreign partner.

4. All other terms of Joint Venture Contract and By-Law will remain valid as before.

Please apply for new business license at Commerce Administration Bureau.

           FOREIGN TRADE AND ECONOMIC COOPERATION BUREAU OF XIANYANG



                                  (seal)


                           September 6, 1996
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